Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – March 20, 2008 – The Board of Directors of First National Lincoln Corporation (NASDAQ: FNLC), today declared a quarterly dividend of 18.5 cents per share. This first-quarter dividend, which is payable April 30, 2008, to shareholders of record as of April 7, 2008, represents an increase of 12.1% or 2.0 cents per share over the first-quarter dividend declared in 2007 of 16.5 cents per share.

“The Company has raised its regular cash dividend for 14 consecutive years and for 50 consecutive quarters,” noted Daniel R. Daigneault, FNLC’s President & Chief Executive Officer. “The quarterly dividend of 18.5 cents per share translates into an annual dividend of 74.0 cents per share, and based on today’s closing price of $15.06 per share, this results in a current dividend yield of 4.91% annually.

“The lowering of interest rates by the Federal Reserve over the past several months has been positive for FNLC,” President Daigneault went on, “and has contributed to an improvement in our net interest margin and earnings. At the same time, the dividend yield of 4.91% is now extremely attractive given the dramatic drop in rates recently. Given our earnings performance in 2007, current dividend yield and history of dividend increases, we feel FNLC is a good investment option, especially in the present challenging economic environment.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. It also provides investment advisory and trust services though First Advisors, a division of the Bank.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.